Form N-SAR,
Sub-Item 77I
Terms of new or amended securities

Nuveen Investment Trust V
333-138592
811-21979


On December 9, 2009, under Conformed Submission
485BPOS, accession number, 0001193125-09-249770
Form N-1A was filed with the SEC and is herein incorporated by reference as an exhibit to the Sub-Item 77I of Form N-SAR.
This Form contained one new series for Nuveen
Investment Trust V, Nuveen NWQ Preferred Securities Fund.


See the Prospectus for terms of the securities.